Exhibit 99.1

Homology Medicines Announces Leadership Updates

- Sam Rasty, Ph.D., Departs as Chief Operating Officer to Lead an Emerging Biotech -

BEDFORD, Mass., June 27, 2019 – Homology Medicines, Inc. (Nasdaq: FIXX), a genetic medicines company, announced today changes to its leadership team, which positions the Company for continued growth as a clinical-stage company. Sam Rasty, Ph.D., is stepping down as Chief Operating Officer to assume the role of President and Chief Executive Officer of Platelet BioGenesis, an early stage biotechnology company. In conjunction with Dr. Rasty’s departure, Brad Smith, Chief Financial Officer, who also manages Homology’s information technology, facilities and intellectual property portfolio, will assume responsibility for corporate development. Michael Blum, Vice President of Commercial Strategy, will lead commercial efforts and report directly to the CEO, as Homology advances lead gene therapy candidate HMI-102 through Phase 1/2 studies for adults with phenylketonuria (PKU), a rare, inborn error of metabolism caused by a mutation in the PAH gene.

“As one of the first employees of Homology, Sam was instrumental in directing the operational aspects of a startup, establishing our collaboration with Novartis and helping with our transition to a public company and our recent advancement to a clinical-stage organization,” said Arthur Tzianabos, Ph.D., President and Chief Executive Officer of Homology Medicines. “We are excited that Sam will have the opportunity to help build another biotech and we wish him continued success in this next phase of his career.”

Dr. Tzianabos continued, “Looking ahead, Homology’s experienced team is laser focused on advancing our Phase 1/2 pheNIX study for PKU and reporting initial clinical data by the end of 2019. Behind our lead program is an emerging pipeline that we believe will create additional opportunities to help patients with rare diseases and generate value from our dual gene therapy and gene editing platform.”

In other leadership highlights, Melissa Gelormini, Vice President of Human Resources and management team member, has successfully spearheaded the Company’s growth to more than 160 people over the past three years, while retaining key talent committed to Homology’s mission of developing potential cures for rare diseases. This growth has enabled the Company to build a proprietary process development and commercial manufacturing platform to support HMI-102 for the pheNIX trial all the way through to commercial scale, as well as to advance its gene therapy and gene editing pipeline. With the recent initiation of the pheNIX study, Steve Glyman, M.D., Vice President of Clinical Development, and his team have been working with Boston Children’s Hospital and Icahn School of Medicine at Mount Sinai to enroll patients with the goal of bringing additional trial sites on board this year.

About HMI-102 and the PheNIX Phase 1/2 Clinical Study in PKU

HMI-102 is designed to use one of Homology’s proprietary suite of human hematopoietic stem cell-derived adeno-associated virus vectors (AAVHSCs) to deliver a functional copy of the phenylalanine hydroxylase (PAH) gene to the liver cells, where there is a missing or mutated PAH gene. This in vivo gene therapy approach is intended to enable the production of the PAH enzyme responsible for metabolizing Phe. People with PKU are not able to metabolize Phe properly, resulting in significantly elevated and potentially toxic levels of Phe, and if left untreated, can lead to severe neurological impairment. Phe reduction is an established clinical endpoint for PKU registrational trials. Homology is conducting a Phase 1/2 gene therapy study of HMI-102 in adults with PKU, called pheNIX. Additional information about the pheNIX study can be found at www.clinicaltrials.gov.

About Homology Medicines, Inc.

Homology Medicines, Inc. is a genetic medicines company dedicated to transforming the lives of patients suffering from rare genetic diseases with significant unmet medical needs by curing the underlying cause of the disease. Homology’s proprietary platform is designed to utilize its human hematopoietic stem cell-derived adeno-associated virus vectors (AAVHSCs) to precisely and efficiently deliver genetic medicines in vivo either through a gene therapy or nuclease-free gene editing modality across a broad range of genetic disorders. Homology has a management team with a successful track record of discovering, developing and commercializing therapeutics with a particular focus on rare diseases, and intellectual property covering its suite of 15 AAVHSCs. Homology believes that its compelling preclinical data, scientific expertise, product development strategy, manufacturing capabilities and intellectual property position it as a leader in the development of genetic medicines. For more information, please visit www.homologymedicines.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our expectations surrounding the design, initiation, enrollment and timing of the release of data for the pheNIX clinical trial in PKU; and the potential, safety, efficacy, and regulatory and clinical progress of our product candidates; advancing our novel platform and pipeline; our goal of delivering potential cures to patients; beliefs about preclinical data; and our position as a leader in the development of genetic medicines. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; failure to identify additional product candidates and develop or commercialize marketable products; the early stage of our development efforts; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the capabilities and potential expansion of our manufacturing facility; risks relating to the regulatory approval process; our product candidates may cause serious adverse side effects; inability to maintain our collaborations, or the failure of these collaborations; our reliance on third parties; effects of significant competition; failure to attract, retain and motivate qualified personnel; the possibility of system failures or security breaches; and risks relating to intellectual property. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Contact

Theresa McNeely

SVP, Corporate Communications & Patient Advocacy

tmcneely@homologymedicines.com

781-301-7277

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